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Exhibit 99.1


                                 April 30, 2007



Dear Shareholder:

         IBT Bancorp, Inc. (IBT) is pleased to announce first quarter 2007 earnings of $1.8 million, a 49% increase over first quarter of 2006. Total assets at March 31, 2007 were $928.0 million, a 2.0% increase since December 31, 2006. Total assets under management, which include trust assets, brokerage assets and mortgage loans sold and serviced, were $ 1.43 billion as of March 31, 2007.

         The board of directors declared a first quarter cash dividend of $0.12 per share, a 9.1% increase over the dividend paid in the first quarter of 2006. IBT common stock price is currently $44.00 per share.

         Also during the quarter, the board approved the repurchase of up to $6.6 million (150,000 shares at our current market price) of IBT's common stock. The corporation enjoys a strong capital ratio and a tremendous rate of dividend reinvestment that allows it to retire these shares. This stock repurchase authorization assures an orderly market for trading our stock, as we grow and expand our shareholder base.

         The increase in net income was due to solid improvements in our core operations, the acquisition of Farwell State Savings Bank on October 3, 2006 and the early adoption of Statement of Financial Accounting Standards (SFAS) No. 159 The Fair Value Option for Financial Assets and Financial Liabilities.

           The adoption of SFAS No. 159 resulted in a reclassification of net unrealized losses on investments and Federal Home Loan Borrowings of $1.05 million, as a cumulative effect adjustment, to Retained Earnings as of January 1, 2007. The new standard resulted in the recognition of an unrealized after tax gain of $227,000 in the Consolidated Statement of Income for the three month period ending March 31, 2007. The adoption of SFAS 159 affords management the opportunity to





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April 30, 2007
Page  2


accelerate the restructuring of IBT's balance sheet to better manage interest rate risk. Attached is a disclosure included with IBT Bancorp's first quarter report to the Securities and Exchange Commission.

         If you have any comments or questions, please feel free to call me at 989-779-6234. I look forward to seeing many of you at our Annual Meeting at the Mt. Pleasant Holiday Inn on May 15, 2007 at 5:00 pm.



                                 Sincerely,

                                    Dennis P Angner
                                    President & CEO


Enclosures


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                             IBT ADOPTS FASB NO. 159


IBT Bancorp, Inc. (IBT) has elected early adoption of Statement of Financial Accounting Standards ("SFAS") No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, and SFAS No. 157, Fair Value Measurements. SFAS No. 159, which was issued in February 2007, generally permits the measurement of selected eligible financial instruments at fair value at specified election dates. The issuance of SFAS No. 159 led to a review of assets and liabilities that fluctuate in value based on changes in market interest rates by the IBT Audit Committee, Board of Directors, management, and investment advisors as to the potential impact of early adoption of the new standard. As a result of their considerations, IBT has elected early adoption of the new accounting standard effective January 1, 2007. The purpose of the early adoption of this standard was to provide IBT an opportunity to accelerate the restructuring of its balance sheet to better manage interest rate risk now and in the future.

Upon adoption, IBT selected the fair value option for certain investment securities with lower yields from the available-for-sale portfolio totaling approximately $79.2 million and certain long term higher cost Federal Home Loan Bank borrowings (FHLB) of $7.3 million Prior to the adoption of SFAS No. 159, IBT had the ability and intent to hold the investment securities until the market price recovered or to maturity. The result of the application of the standard is that these securities will be reported as trading securities and the liabilities as trading liabilities in the balance sheet. The initial fair value measurement of these items resulted in an approximate cumulative-effect adjustment, net of tax in the amount of $1.05 million recorded as a reduction in undivided profits as of January 1, 2007. In accordance with early adoption provisions of SFAS No. 159, the impact will not be recognized in current earnings. The transfer of investment securities to the trading account had no overall impact on total shareholders' equity because the fair value adjustment for these available for sale securities had previously been included as a component of shareholders' equity in accumulated other comprehensive loss account. As of January 1, 2007 the after tax charge to undivided profits related to the transfer of the FHLB borrowings to the trading account was $ 153,000.

As a result of IBT's fair value measurement election for the selected investment securities and borrowings, IBT will recognize as income $227,000 of pretax unrealized appreciation in its first quarter earnings for the change in fair value of such instruments from the election date of January 1, 2007 to the reporting date of March 31, 2007. While early adoption of SFAS No. 159 had a modest impact on reported earnings for the first quarter of 2007, IBT does not portray the effects to net income during the first quarter from early adoption of the new accounting standard as adding economic value. The primary benefit to shareholders' will be achieved by accelerating IBT's ongoing balance sheet restructuring and enhancing our ability to manage future interest rate risk.


IBT also adopted SFAS No. 157, Fair Value Measurement, in the first quarter of 2007. This accounting standard did not have a significant impact on IBT's consolidated financial statements.

TO THE EXTENT THAT THE FOREGOING INFORMATION REFERS TO MATTERS THAT MAY OCCUR IN THE FUTURE, PLEASE BE AWARE THAT SUCH FORWARD-LOOKING STATEMENTS MAY DIFFER MATERIALLY FROM ACTUAL RESULTS. ADDITIONAL INFORMATION CONCERNING SOME OF THE FACTORS THAT COULD CAUSE MATERIALLY DIFFERENT RESULTS IS INCLUDED IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2006, AND FORM 10-Q FOR THE QUARTER ENDED MARCH 31, 2007, WHICH ARE OR WILL BE AVAILABLE FROM THE SECURITIES AND EXCHANGE COMMISSION'S PUBLIC REFERENCE FACILITIES AND FROM ITS WEBSITE AT WWW.SEC.GOV.